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Freeport-McMoRan Copper & Gold Inc.
Announces Plans to Restart Climax Molybdenum Mine

PHOENIX, AZ, December 4, 2007– Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today it plans to proceed with the restart of the Climax molybdenum mine near Leadville, Colorado.  The initial $500 million project involves the restart of open pit mining and the construction of new state of the art milling facilities.  Annual production is expected to approximate 30 million pounds of molybdenum beginning in 2010 at estimated cash costs approximating $3.50 per pound.   The project is designed to enable the consideration of a further large scale expansion of the Climax mine.  FCX will evaluate a second phase of the Climax project which could potentially double future annual molybdenum production to approximately 60 million pounds.

The Climax mine is believed to be the world’s largest, highest grade and lowest cost undeveloped molybdenum deposit.  Using a long-term molybdenum price of $6.50 per pound, reserves are estimated at 180 million tons at 0.165 percent molybdenum (0.5 billion pounds of recoverable molybdenum).  In addition, there is an estimated 466 million tons grading 0.17 percent molybdenum of mineralized material ($10 per pound long-term molybdenum price) with substantial upside.

Richard C. Adkerson, FCX’s Chief Executive Officer, said, “We are pleased to announce the decision to proceed with this financially attractive project and continue our leadership position as the world’s largest producer of molybdenum.  This project will provide long-term, low cost production and enable us to continue our long-standing tradition of providing our customers with high quality molybdenum products and service.”

Orders for certain long-lead items have been placed and work on the project will commence immediately.  Major construction activities are expected to begin in the spring of 2008 after the winter season.  The mill is located in the Colorado Rocky Mountains at an elevation of 11,400 feet.  Construction employment will begin with approximately 150 workers and peak at over 500.  The operation will employ approximately 350 when production begins.

Climax is a historically significant mine with first ore processed in 1918.  The mine and mill were last operated in 1995.  Reclamation and environmental projects have continued over a multi-year period and will continue in areas no longer required for mining operations.

FCX also announced plans to increase its molybdenum processing capacity by 20 million pounds per annum through the conversion of its copper concentrate leach facility at Bagdad, Arizona, to a molybdenum concentrate leach facility by 2010.  FCX has four additional molybdenum processing facilities at Green Valley, Arizona; Fort Madison, Iowa; Stowmarket, United Kingdom and Rotterdam, Netherlands.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding the restart of FCX’s Climax molybdenum mine.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  This press release includes forward looking statements regarding geologic resources not included in reserves. The geologic resources described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility. Accordingly, no assurance can be given that the estimated geologic resources not included in reserves will become proven and probable reserves.  Important factors that might cause future results to differ from these forward looking statements include mine sequencing,  production rate, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks, the receipt and timing of regulatory approvals for the restart, the possibility that this restart will not occur on time and other factors described in FCX's first quarter 2007 Form 10-Q filed with the Securities and Exchange Commission.

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